Exhibit 10.8

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of September 7, 2016 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation with a loan production office located at 2400 Hanover Street, Palo Alto, CA 94304 (“Bank”), and MEDALLIA, INC., a Delaware corporation with offices located at 395 Page Mill Road, Suite 100, Palo Alto, CA 94306 (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

Recitals

A. Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of April 10, 2013 (as amended, the “Prior Loan Agreement”).

B. Borrower has requested, and Bank has agreed, to replace, amend and restate the Prior Loan Agreement in its entirety. Bank and Borrower hereby agree that the Prior Loan Agreement is amended and restated in its entirety as follows:

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP except for non-compliance with FASB ASC Topic 718. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code to the extent such terms are defined therein.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2 Letter of Credit Sublimit.

(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (i) Forty Million Dollars ($40,000,000), or (ii) (A) the lesser of (1) the Revolving Line or (2) the CMRR multiplied by the Advance Rate, minus (B) the sum of all outstanding principal amounts of any Advances.

(b) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to at least 105% (at least 110% for Letters of Credit denominated in a Foreign Currency) of the aggregate Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or estimated by Bank to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.2 Overadvances. If at any time, the sum of (a) the outstanding principal amount of any Advances, plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) exceeds the lesser of either (x) the Revolving Line or (y) the CMRR multiplied by the Advance Rate, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Applicable Rate, which interest shall be payable monthly in accordance with Section 2.3(d) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Payment; Interest Computation. Interest is payable monthly on the first calendar day of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.4 Fees. Borrower shall pay to Bank:

(a) Termination Fee. Upon termination of the Revolving Line for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to one percent (1.00%) of the Revolving Line; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from Bank or Bank’s Affiliates;

(b) Unused Revolving Line Facility Fee. Payable quarterly in arrears on the first day of each calendar quarter occurring thereafter prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to one-tenth of one percent (0.10%) on an annualized basis, of the average unused portion of the Revolving Line, as determined by Bank; provided, however, that such fee will be waived for each quarter during which the average for the quarter of the daily closing balance of the Revolving Line outstanding is equal to or greater than Four Million Dollars ($4,000,000). The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the lesser of (A) the Revolving Line or (B) the CMRR multiplied by the Advance Rate, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding;

(c) Loan Fee. On the Effective Date and on each anniversary thereafter (exluding the Revolving Line Maturity Date), the Borrower agrees to pay to the Bank a loan fee in an amount equal to 0.25% multiplied by the Revolving Line (each such payment a “Loan Fee Payment”). The aggregate of all such Loan Fee Payments shall be deemed fully earned and non-refundable as of the Effective Date; and

(d) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

(e) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

(f) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank.

2.5 Payments; Application of Payments; Debit of Accounts.

(a) All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c) Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

2.6 Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

2.7 Account Collection. Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to an unrestricted account of Borrower maintained with Bank, consistent with past practices.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to this Agreement;

(b) duly executed original signatures to the Borrowing Resolutions for Borrower (to be delivered in accordance with the requirements of Section 3.3 hereof); and

(c) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) except as otherwise provided in Section 3.4, timely receipt of an executed Payment/Advance Form;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) Bank determines to its satisfaction that there has not been a Material Adverse Change.

3.3 Post-Closing Conditions.

(a) The Bank shall have completed an initial collateral audit on or prior to the date that is the earlier of (1) sixty (60) days after the Effective Date and (2) the date on which the Borrower requests its first extension of credit hereunder, excluding issuances of any Letters of Credit hereunder;

(b) Borrower shall have delivered duly executed original signatures to the Borrowing Resolutions for Borrower on or prior to the date that is five (5) days after the Effective Date;

(c) Borrower shall have delivered a duly executed Control Agreement in favor of Bank with respect to Borrower’s Collateral Accounts maintained at Wells Fargo, in form and substance satisfactory to Bank, on or prior to the date that is nine (9) days after the Effective Date.

3.4 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.5 Procedures for Borrowing.

(a) Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Section 2.1.2), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder (other than Bank Services existing as of the Effective Date) shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that expressly have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, except as permitted herein, by either Borrower or any other Person, may be deemed to violate the rights of Bank under the Code.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization; Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any other jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). Bank hereby agrees that the Perfection Certificate shall be deemed to be updated to reflect information provided in any notice delivered by Borrower to Bank as required pursuant to Section 7.2 below.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and as to which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 6.7(b). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Accounts.

(a) For any Account in any CMRR calculation, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Account.

(b) All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Accounts in any CMRR calculation. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms. Borrower is the owner of and has the legal right to sell, transfer, assign and encumber each Account, and there are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000).

5.5 Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business, including, without limitation, laws, ordinances or rules promulgated by the Federal Communications Commission. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports or extensions thereof, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000).

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Fifty Thousand Dollars ($50,000). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

5.13 Designated Senior Indebtedness. The Loan Documents and all of the Obligations shall be deemed “Designated Senior Indebtedness” or a similar concept thereof for purposes of any Indebtedness of the Borrower.

5.14 OFAC; Sanctions Etc. None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent, or Affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation Crimea, Cuba, Iran, North Korea, Sudan and Syria.

6. AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates. Deliver to Bank:

(a) Borrowing Base Reports. Within thirty (30) days after the last day of each month, aged listings of accounts receivable and accounts payable (by invoice date) (the “Borrowing Base Reports”);

(b) Borrowing Base Certificate. Within thirty (30) days after the last day of each month and together with the Borrowing Base Reports, a duly completed Borrowing Base Certificate signed by a Responsible Officer, together with reports of CMRR, churn, and other data reasonably necessary to calculate the Availability Amount;

(c) Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s consolidated and consolidating operations for such month, together with a bookings report and a report identifying each of Borrower’s Collateral Accounts as well as the value on deposit in such Collateral Account, each certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(d) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, setting forth calculations showing compliance with the financial covenants set forth in this Agreement, and setting forth names and jurisdictions of incorporation of any new Subsidiaries formed since delivery of last such Compliance Certificate and such other information as Bank may reasonably request;

(e) Annual Audited Financial Statements. As soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated and consolidating financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(f) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(g) SEC Filings. In the event that Borrower becomes subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(h) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that would reasonably be expected to result if adversely determined in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more;

(i) Financial Projections. As soon as available, but not later than thirty (30) days after the last day of Borrower’s fiscal year (or more frequently as updates are approved by Borrower’s Board of Directors), an annual operating budget and annual financial projections for the following fiscal year approved by Borrower’s Board of Directors and commensurate in form and substance with those provided to Borrower’s venture capital investors;

(j) Board Package. Within ten (10) days after providing to Borrower’s venture capital investors, a copy of the Board Package(s) approved by Borrower’s Board of Directors, provided, that such Board Package(s) shall exclude information necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, to avoid a conflict of interest or for other similar reasons, in each case, as determined in good faith by Borrower;

(k) 409A Valuation. Within thirty (30) days of completion, a copy of each 409A valuation report of Borrower; and

(l) Other Financial Information. Budgets, sales projections, operating plans, capitalization tables and other financial information reasonably requested by Bank.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000).

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports or extensions therefor and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Access to Collateral; Books and Records. Allow Bank, or its agents, at reasonable times, on three (3) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day, plus reasonable out-of-pocket expenses. Borrower hereby acknowledges that such an audit shall be conducted prior to the earlier of (a) sixty (60) days of the Effective Date and (b) the date on which the Borrower requests its first extension of credit hereunder, excluding issuances of any Letters of Credit hereunder.

6.6 Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of casualty policies up to Five Hundred Thousand Dollars ($500,000) in the aggregate for all losses under all casualty policies in any fiscal year toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest.

(c) At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.6 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank twenty (20) days prior written notice before any such policy or policies shall be materially altered or canceled. If Borrower fails to obtain insurance as required under this Section 6.6 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.6, and take any action under the policies Bank deems prudent.

6.7 Operating Accounts.

(a) Maintain its and its Domestic Subsidiaries’ operating and other deposit accounts and securities accounts with either (i) Bank or Bank’s Affiliates or (ii) at other financial institutions provided that such accounts are subject to a Control Agreement in favor of Bank, which accounts shall represent at least 80% of the dollar value of Borrower’s and all of its Subsidiaries’ accounts at all financial institutions. Borrower agrees that it shall provide prior written notice to Bank before establishing any foreign Collateral Account. For purposes of clarification, Borrower’s Foreign Subsidiaries shall be permitted to maintain foreign bank accounts so long as Borrower shall at all times maintain compliance with the limitation on Investments in Subsidiaries set forth in the definition of Permitted Investments and Section 7.7. For the sake of clarity, the foregoing sentence does not limit Borrower’s payments to such Subsidiaries for services performed by such Subsidiaries for Borrower which are permitted under Section 7.7 and does not prohibit such Subsidiaries from maintaining the amounts received from Borrower in accordance therewith in such foreign Collateral Accounts.

(b) Provide Bank five (5) days prior written notice before establishing any domestic Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each domestic Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for credit card payments (provided that the balance of such deposit accounts shall be limited to the amount reasonably necessary for payment of any amounts due under such credit cards), payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.8 Financial Covenants.

(a) Minimum Liquidity. Maintain Liquidity, determined as of the last day of any month, greater than or equal to $20,000,000.

(b) Minimum Subscription Revenue. As of the last day of each quarter set forth below, achieve software subscription revenue for such quarter of not less than the following amounts for Borrower and its Subsidiaries on a consolidated basis:

Quarter Ending	Minimum Subscription Revenue
October 31, 2016	$27,500,000
January 31, 2017	$31,000,000
Thereafter	75% of the approved plan of the Board of Directors of Borrower

6.9 Protection of Intellectual Property Rights.

(a) (i) Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property material to Borrower’s business; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property material to Borrower’s business; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.10 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.11 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of damaged, worn-out, surplus or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens, transactions permitted by Sections 7.7 and 7.8, Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other licenses of Intellectual Property that would not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States, (f) (i) Transfers to any Guarantor or Borrower from any

Subsidiary, (ii) Transfers from any Guarantor or Borrower to any Guarantor or Borrower, (iii) Transfers from any Subsidiary that is not a Guarantor to another Subsidiary that is not a Guarantor or (iv) the sale or issuance of the capital stock of any Subsidiary of Borrower to the Borrower or any Guarantor, (g) of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, (h) of Accounts in connection with the collection or compromise thereof (other than in connection with financing transactions) in the ordinary course of business, (i) the lapse or abandonment of any Intellectual Property in the ordinary course of business which in the reasonably good faith judgment of Borrower is no longer used or useful in the business, (j) the unwinding of swap agreements permitted hereunder pursuant to their terms; (k) the Citibank Arrangement, and (l) other Transfers not in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate.

7.2 Changes in Business, Management, Ownership Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries, if any, to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) Borrower’s Chief Executive Officer (who is, as of the Effective Date, Borge Hald) ceases to hold such office with Borrower and is not replaced with a Person approved by Borrower’s Board of Directors within one hundred and eighty (180) days after the such person’s departure; or (d) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty-nine percent (49%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).

Borrower shall not, without at least fifteen (15) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (excluding laptops and computers) (other than data centers for which no bailee letter shall be required) (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000)) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000), to a bailee at a location in the United States other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name or (5) change any organizational number (if any) assigned by its jurisdiction of organization; provided that Bank has consented to Borrower’s new offices located at 400 Concar Drive and 450 Concar Drive, San Mateo, California 94402) in 2017. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank; provided that Bank has consented to a change in headquarters to 400 Concar Drive and 450 Concar Drive, San Mateo, California 94402 in 2017. Notwithstanding anything to the contrary herein, the requirements of this Section 7.2 shall not be applicable to any data center at which Borrower or its Subsidiaries maintains any Collateral.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or, other than Permitted Acquisitions, acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary); except (a) where as part of such transaction, Borrower repays all Obligations owing to Bank concurrently with the consummation of such transaction and this Agreement is terminated concurrently with the consummation of such transaction, (b) a Subsidiary may merge or consolidate into another Subsidiary or into Borrower and (c) any Subsidiary of Borrower may Transfer any or all of its assets (i) pursuant to any liquidation or other transaction that results in the assets of such Subsidiary being transferred to Borrower or any Guarantor or (ii) pursuant to a Transfer that is otherwise permitted by Section 7.1.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (subject to Permitted Liens which are permitted by the terms hereof to have priority over Bank’s Lien), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.7(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; (iii) Borrower may repurchase the stock of former or current employees, directors or consultants pursuant to stock repurchase agreements or in the ordinary course of business so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed Five Hundred Thousand Dollars ($500,000) per twelve month period, (iv) Borrower may purchase fractional shares of capital stock of Borrower arising out of stock dividends, splits or combinations or business combinations, (v) Borrower or any Guarantor may make payments to Borrower or any Guarantor, (vi) any Subsidiary that is not a Guarantor may make payments to another Subsidiary that is not a Guarantor, (viii) any Subsidiary that is not a Guarantor may make payments to Borrower or any Guarantor, (ix) Borrower may repurchase unvested early exercised stock of departing employees and (x) Borrower may make payments in respect of Deferred Payment Obligations; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so. For the sake of clarity, Borrower’s payments to its Subsidiaries for services performed by such Subsidiaries for Borrower are not prohibited under this Agreement provided that such payments do not exceed the actual operational cost plus up to a fifteen percent (15%) mark-up.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) sales of equity securities in bona fide venture financing transactions, (ii) the incurrence of Subordinated Debt, (iii) transactions permitted pursuant to the terms of Section 7.2 hereof, (iv) Investments permitted under sub-clauses (g) or (h) of the definition of Permitted Investments, (v) Transfers allowed to Affiliates under Section 7.1, (vi) Investments in Affiliates allowed under the definition of Permitted Investments, (vii) any indemnification agreement, employee agreement, compensation arrangment (including equity based compensation) or reimbursement of current or former officers and directors, in each case, entered into in the ordinary course of business and as approved by the Borrower’s Board of Directors, (viii) any retention bonus or similar arrangment in the ordinary course of business as approved by the Borrower’s Board of Directors, (ix) transactions permitted under Sections 7.3 and 7.7, and (x) other transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s business; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Use of Proceeds. Use the proceeds of any extension of credit hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (a) purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board, (b) finance a hostile acquisition, or (c)(i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 2.2, 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9(a)(iii) or 6.9(b), or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) in excess of Five Hundred Thousand Dollars ($500,000), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Fifty Thousand Dollars ($500,000); or (b) any breach or default by Borrower, the result of which could have a material adverse effect on Borrower’s business; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Bank be materially less advantageous to Borrower;

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement; or

8.10 Governmental Approvals. Any material Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to materially adversely affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9. BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to 105% (110% for Letters of Credit denominated in a Foreign Currency) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; provided, however, if an Event of Default described in Section 8.5 occurs, the obligation of Borrower to cash collateralize all letters of credit remaining undrawn shall automatically become effective without any action by Bank;

(d) terminate any FX Contracts;

(e) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, being coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.6 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.5, by any party to this Agreement or any other Loan Document must be in writing and be delivered at the addresses or email addresses listed below. Bank or Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (c) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address indicated below. Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrower at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or Borrower may change its address or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Medallia, Inc.
395 Page Mill Road, Suite 100
Palo Alto, CA 94306

If to Bank:	Silicon Valley Bank
2400 Hanover Street
Palo Alto, CA 94304

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12. GENERAL PROVISIONS

12.1 Termination Prior to Revolving Line Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower in accordance with Section 2.4(a) hereof. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.6 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.12 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17 No Novation. Nothing contained herein shall in any way impair the Prior Loan Agreement and other Loan Documents now held for the Obligations, nor affect or impair any rights, powers, or remedies under the Prior Loan Agreement or any Loan Document, it being the intent of the parties hereto that this Agreement shall not constitute a novation of the Prior Loan Agreement or an accord and satisfaction of the Obligations. Borrower hereby ratifies and reaffirms all existing Loan Documents and confirms that they remain in full force and effect, and ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted pursuant to the Loan Documents, as collateral security for the Obligations, and acknowledges that all of such liens and security interests, and all Collateral heretofore pledged as security for the Obligations, continues to be and remains Collateral for the Obligations from and after the date hereof.

13. DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting and the singular includes the plural. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all subscription Accounts, all Accounts containing CMRR and all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made, including, without limitation, subscription Account Debtors of the Borrower.

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Applicable Rate” is a floating per annum rate equal to the Prime Rate plus one-half of one percent (0.50%); provided that if Borrower and its Subsidiaries on a consolidated basis achieves monthly EBITDA greater than Zero Dollars ($0.00) for three (3) consecutive months, the Applicable Rate shall be a floating per annum rate equal to the Prime Rate (a “Rate Decrease”); provided, further, that, following any Rate Decrease, if the monthly EBITDA of Borrower and its Subsidiaries on a consolidated basis is less than Zero Dollars ($0.00) for two (2) consecutive months, the Applicable Rate shall return to a floating per annum rate equal to the Prime Rate plus one-half of one percent (0.50%).

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the CMRR multiplied by the Advance Rate, minus (b) the outstanding principal balance of any Advances, minus (c) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve.

The following definitions are utilized in calculating and determining the Availability Amount:

“Advance Rate” is the product of four (4) multiplied by the Customer Retention Percentage. The Advance Rate shall be calculated by Bank based on information provided by Borrower and acceptable to Bank, in its sole discretion, monthly, on the last day of each month, or such earlier time as Bank may determine necessary, in its sole discretion.

“Churn Rate” is, as of any date of determination, the Lost Revenue Percentage multiplied by twelve (12).

“CMRR” is, for any month, all recurring revenue of Borrower and its Subsidiaries on a consolidated basis, plus purchase orders for future recurring revenue, determined in accordance with GAAP, for such month, derived from software license and managed service subscriptions. Bank may, in its sole discretion, permit revenue from other ongoing services, such as maintenance and support, to be included in CMRR.

“Customer Retention Percentage” is, for any period of measurement as of any date of determination, one hundred percent (100%) minus the applicable Churn Rate.

“Lost Revenue” is, for any period as at any date of determination, the total CMRR from subscription Accounts of Borrower and its Subsidiaries on a consolidated basis that were lost during such period; provided that Lost Revenue may not be offset by upsells and add-ons to Borrower’s and its Subsidiaries’ existing customers.

“Lost Revenue Percentage” is, measured on a trailing three month basis ending as of any date of determination, (i) the Lost Revenue on such date of determination divided by (ii) the total CMRR for such trailing three month period divided by (iii) three (3).

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Board” means Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board Package” means the financial board package periodically delivered by Borrower to its Board of Directors. It is understood by Bank that the Board Package may contain confidential information of an especially sensitive nature and Borrower may redact or omit any portion of the information provided to Bank if Borrower believes in its good faith judgment that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base Certificate” is the Bank’s standard borrowing base reporting package provided by Bank to Borrower, such certificate to be in the form attached hereto as Exhibit B.

“Borrowing Base Reports” is defined in Section 6.2(a).

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit E or in form and substance otherwise acceptable to Bank in its sole discretion.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition and (e) any other investments made pursuant to Borrower’s investment policy then in effect (provided that such policy has been approved by Borrower’s Board of Directors and a copy has been previously delivered to Bank).

“Citibank Arrangement” means the transactions contemplated under the Account Receivable Purchase Agreement with Citibank, Europe PLC and/or its Affiliates, dated as of February 15, 2015, whereby Borrower will sell to Citibank, on a continuing basis, all Accounts owing to Borrower from Liberty Global Services B.V. and/or its Affiliates.

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Overadvance, Letter of Credit or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Payment Obligations” means Indebtedness in the form of purchase price adjustments, earn-outs, deferred compensation, or other arrangements representing acquisition consideration or deferred payments of similar nature incurred in connection with any Permitted Acquisition or other Investment permitted hereunder.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the multicurrency account, denominated in Dollars, account number xxxxxxx563, maintained by Borrower with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized and governed under the laws of the United States.

“EBITDA” shall mean for Borrower and its Subsidiaries on a consolidated basis,(a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) non-cash stock based compensation.

“Effective Date” is defined in the preamble.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means a Subsidiary organized and governed under the laws of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)	its Copyrights, Trademarks and Patents;

(b)	any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)	any and all source code;

(d)	any and all design rights which may be available to such Person;

(e)

any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)	all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period with respect to Borrower and its Subsidiaries on a consolidated basis, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity or similar agreement.

“Letter of Credit Application” is defined in Section 2.1.2(b).

“Letter of Credit Reserve” is defined in Section 2.1.2(e).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” is at any time, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents held at such time by the Borrower and its Subsidiaries in Deposit Accounts or Securities Accounts maintained with Bank or its Affiliates or in Deposit Accounts or Securities Accounts subject to Control Agreements in favor of the Bank, which shall be not less than $10,000,000 and (b) the Availability Amount at such time.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

“Loan Fee Payment” is defined in Section 2.4(c).

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Foreign Subsidiary” means at any date of determination, any Foreign Subsidiary of Borrower, designated by Borrower in writing in the Compliance Certificate and which as of such date (i) holds assets representing 10% or more of the Borrower’s consolidated total assets as of such date (determined in accordance with GAAP), (ii) provides 10% or more of the Borrower’s consolidated total revenue for the year ended as of such date (determined in accordance with GAAP), or (iii) accounts for 10% (or, solely with respect to Medallia Ltd., 20%) or more of the sum of (a) Borrower’s consolidated operating expenses plus (b) Borrower’s consolidated cost of goods sold, in each case for the year ended as of such date (and in each case determined in accordance with GAAP).

“Material Subsidiary” means at any date of determination, any Domestic Subsidiary of Borrower, designated by Borrower in writing in the Compliance Certificate and which as of such date (i) holds assets representing 10% or more of the Borrower’s consolidated total assets as of such date (determined in accordance with GAAP), (ii) provides 10% or more of the Borrower’s consolidated total revenue for the year ended as of such date (determined in accordance with GAAP), or (iii) accounts for 10% or more of the sum of (a) Borrower’s consolidated operating expenses plus (b) Borrower’s consolidated cost of goods sold, in each case for the year ended as of such date (and in each case determined in accordance with GAAP).

“Monthly Financial Statements” is defined in Section 6.2(c).

“Net Income” means, for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, fees, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents, but excluding Bank Services existing as of the Effective Date.

“OFAC” is defined in Section 5.14.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.2.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of all the Obligations in full) for credit to Borrower’s outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its Deposit Accounts.

“Payment/Advance Form” is that certain form attached hereto as Exhibit D.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (d) of the definition of “Permitted Liens” hereunder;

(g) Indebtedness incurred by a Subsidiary to the extent permitted under clause (f) and (g) of the definition of “Permitted Investments” hereunder;

(h) Indebtedness of a Person (other than Borrower or one of its Subsidiaries which constituted a Subsidiary prior to the consummation of the applicable merger referenced below) existing at the time such Person is merged with or into Borrower or a Subsidiary or becomes a Subsidiary; provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition, and (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness;

(i) Indebtedness consisting of interest rate, currency or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designated to (i) hedge or mitigate risks to which Borrower or such Subsidiary has actual exposure (including interest rate risks, currency exchange risks and commodity risks) or (ii) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or such Subsidiary (collectively, “Hedging Contracts”);

(j) Indebtedness of (i) Borrower or any Guarantor to Borrower or any Guarantor; (ii) Borrower or any of its Subsidiaries (which is not a Guarantor) to any other Subsidiary (which is not a Guarantor) to the extent that such Indebtedness is Subordinated Debt, (iii) any Subsidiary (which is not a Guarantor) to Borrower or any Guarantor if permitted by item (g)(ii) of the definition of Permitted Investments;

(k) Indebtedness incurred by Foreign Subsidiaries in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000);

(l) Indebtedness consisting of insurance premium financing;

(m) Indebtedness in the form of Deferred Payment Obligations,

(n) Indebtedness incurred by Borrower or any Subsidiary in the ordinary course of business under a commercial credit card program not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000);

(o) Indebtedness representing deferred compensation, severance and health and welfare retirement benefits to current and former employees of Borrower and its Subsidiaries incurred in the ordinary course of business;

(p) other Indebtedness of Borrower or any of its Subsidiaries not otherwise permitted by this definition in an aggregate principal amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) at any time; and

(q) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (p) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) shown on the Perfection Certificate and existing on the Effective Date;

(b) Investments consisting of cash and Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d) Investments consisting of deposit accounts or securities accounts permitted by Section 6.7;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g) Investments (i) by Borrower or any of its Subsidiaries in Borrower or any Guarantor, (ii) by Borrower in Subsidiaries that are not Guarantors not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year; (iii) by any Subsidiary that is not a Guarantor in any other Subsidiary that is not Guarantor;

(h) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to current or former employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary;

(k) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any twelve-month period;

(l) Investments by Borrower or any Subsidiary in Hedging Contracts;

(m) Investments received in settlement of amounts due to Borrower or any Subsidiary effected in the ordinary course of business or owing to Borrower or any Subsidiary as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or such Subsidiary;

(n) Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (i) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition and (ii) with respect to any such person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment;

(o) purchases or other acquisitions by Borrower or any Subsidiary of the capital stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition:

(i) the newly-created or acquired Subsidiary (or assets acquired in connection with an asset sale) shall be (x) in the same or a related line of business as that conducted by the Borrower on the date hereof, or (y) in a business that is ancillary, supplemental or incidental to and in furtherance of the line of business as that conducted by the Borrower on the date hereof;

(ii) all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(iii) Borrower shall not, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, could reasonably be expected to result in the existence or incurrence of a Material Adverse Change;

(iv) the Borrower shall give the Bank at least five (5) Business Days’ prior written notice of any such purchase or acquisition;

(v) the Borrower shall provide to the Bank as soon as available but in any event not later than five (5) Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;

(vi) Borrower, as the acquirer of any such newly-created or acquired Material Subsidiary that becomes a Guarantor, or Borrower as the acquirer of assets in connection with an asset acquisition, shall execute any further instruments and take further action as Bank requests to perfect or continue Bank’s Lien in the Collateral, including but not limited to filing of financing statements, pledges of shares of capital stock in favor of Bank and Control Agreements in favor of bank covering 65% of any Material Foreign Subsidiaries, except to the extent compliance with such requests is prohibited by Requirements of Law binding on such Subsidiary or its properties or if Bank determines, in its sole discretion, that a pledge of shares of capital stock that Borrower owns in such Subsidiary would not be appropriate due to the cost of obtaining such a pledge;

(viii) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in compliance with each of the covenants set forth in Section 6.8, based upon financial statements delivered to the Bank which give effect, on a pro forma basis, to such acquisition or other purchase;

(ix) the Borrower shall not, based upon the knowledge of the Borrower as of the date any such acquisition or other purchase is consummated, reasonably expect such acquisition or other purchase to result in a Default or an Event of Default under Section 8.2(a), at any time during the term of this Agreement, as a result of a breach of any of the financial covenants set forth in Section 6.8;

(x) no Indebtedness is assumed or incurred in connection with any such purchase or acquisition other than Permitted Indebtedness;

(xi) such purchase or acquisition shall not constitute an Unfriendly Acquisition;

(xii) the aggregate amount of the cash consideration paid by Borrower in connection with all such Permitted Acquisitions consummated from and after the Effective Date shall not exceed $25,000,000; provided that any Deferred Payment Obligations in connection with any such Permitted Acquisitions that are scheduled to occur after the Revolving Line Maturity Date shall be excluded in such $25,000,000 amount (but, for the avoidance of doubt, any Deferred Payment Obligations in connection with any such Permitted Acquisitions that are scheduled to occur on or before the Revolving Line Maturity Date will be included in such $25,000,000 amount); and

(xiii) the Borrower shall have delivered to the Bank, at least five (5) Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by the Bank in its sole discretion), a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Bank, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(p) other Investments of Borrower or any of its Subsidiaries not otherwise permitted by this definition in an aggregate principal amount not to exceed $500,000.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (including capital leases) (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Million Dollars ($2,000,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(g) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business and other licenses of Intellectual Property that would not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that maybe be exclusive as to territory only as to discrete geographical areas outside of the United States;

(h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(i) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens only affecting real property not interfering in any material respect with the ordinary conduct of the business of Borrower;

(j) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, ERISA, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

(k) Liens in connection with Subordinated Debt that are subordinated to Lender’s Lien;

(l) customary cash deposits to secure Borrower or any Subsidiary’s obligations to landlords or sublandlords;

(m) Liens which constitute banker’s liens, rights or set-off, or similar rights as to deposit accounts or other funds maintained with a bank or other financial institution (but only to the extent such banker’s liens, rights of set-off or other rights are in respect of customary service charges relative to such deposit accounts and other funds and not in respect of any loans or other extensions of credit by such bank or other financial institution to Borrower);

(n) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by Borrower and its Subsidiaries in the ordinary course of business;

(o) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within general parameters customary to the industry or incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Contracts;

(p) any Lien on assets of any Foreign Subsidiary that is not a Guarantor; provided that (i) such Lien shall not apply to any Collateral and (ii) such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary permitted hereunder;

(q) Liens on deposits to secure Indebtedness under clauses (i), (k), (l), (n) and (p) of the definition of Permitted Indebtedness;

(r) Liens on insurance policies and the proceeds thereof securing insurance premium financing;

(s) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof; provided that (i) such Liens was not created in contemplation of such acquisition or such Person becoming a Subsidiary and (ii) the Indebtedness secured thereby is permitted under clause (h) of the definition of Permitted Indebtedness;

(t) Liens securing Indebtedness permitted by clause (s) of the definition of Permitted Indebtedness to the extent the Indebtedness being so refinanced was secured and permitted to be secured hererafter;

(u) any encumbrance or restriction (including pursuant to put and call agreements or buy/sell arrangements0 with respect to capital stock of any joint venture or similar arrangements pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangements;

(v) other Liens on property of the Borrower or any of its Subsidiaries not otherwise permitted by this definition so long as the aggregate principal amount of the Indebtedness secured thereby does not exceed $500,000; and

(w) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (v), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Prior Loan Agreement” is defined in the recitals hereto.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an aggregate principal amount not to exceed Forty Million Dollars ($40,000,000).

“Revolving Line Maturity Date” is August 8, 2018.

“Sanctions” is defined in Section 5.14.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority,

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Unfriendly Acquisition” is any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(b).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

MEDALLIA, INC.

By:	/s/ Alan Grebene
Name:	Alan Grebene
Title:	VP, General Counsel

BANK:

SILICON VALLEY BANK

By:	/s/ Ashlee Kaji
Name:	Ashless Kaji
Title:	Vice President

[Signature Page to Second Amended and Restated Loan and Security Agreement]

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (b) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law), (c) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank, or (d) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

EXHIBIT B

BORROWING BASE CERTIFICATE

[see attached]

TRANSACTION REPORT AND LOAN REQUEST

Medallia, Inc.

Report No: 1
Date
3003 Tasman Drive, Santa Clara, CA 95054

	Committed Monthly Recurring Revenue				Consolidated
1	Beginning Committed Monthly Recurring Revenue (CMRR)				$

2	Add: CMRR				$

3	Less: Churn				$

4	Ending Committed Monthly Recurring Revenue				$

COMPUTATION OF BORROWING AVAILABILITY
5	Current Month’s Churn					%

6	Annualized Churn					%

7	3 Month Average Annualized Churn					%

8	Retention Rate					%

9	Advance Rate					%

10	Borrowing Availability: After Advance Rate				$

11	Lower of Calculated Availability or Line limit	$

12	Less Reserves: Other					$—

	Letter of Credit					$—

	Cash Management					$—

12a	Total of Reserves:					$—

13	Net Borrowing Availability: Before Loans (Line 10 minus Line 11a)				$

COMPUTATION OF LOAN
14	Beginning Loan Balance (Line 19 of Previous Report)					$—

15	Principal Payment Applied to Loan Balance (enter as negative number)					$—

16	Ending Loan Balance – Before Loan Request (Sum Lines 14-15 all items)					$—

17	Unused Borrowing Availability Before Loan Request (Line 11 minus Line 16)				$

18	New Loan Request: The undersigned hereby requests a loan advance in the amount shown adjacent hereto.
Please deposit/wire loan proceeds to my Checking A/C No.
	At Silicon Valley Bank Office:			Advance =		$—	Input advance

19	New Loan Balance – After Loan Advance					$—

20	Remaining Unused Borrowing Availability – After Loan Request				$

Transaction Report and Loan Request

The above described Collateral is subject to a security interest in favor of SILICON VALLEY BANK pursuant to the terms and conditions of a Loan & Security Agreement’s, as executed by and between SILICON VALLEY BANK and the undersigned. All representations and warranties in the Agreement are true and correct in all material respects on this date, and the Borrower represents that there is no existing Event of Default

$                    has been deposited/wired to your account pursuant to the request set forth above.

BORROWER	SILICON VALLEY BANK

Signature	Signature
Name	Name	Enter name
Title	Title	Enter name
Date	Date	Enter date

EXHIBIT C

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:

FROM: MEDALLIA, INC.

The undersigned authorized officer of Medallia, Inc. (“Borrower”) certifies that under the terms and conditions of the Second Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending          with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements (including bookings report) with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited)	FYE within 180 days (270 days for 2012 financials)	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

A/R & A/P Agings, Borrowing Base Certificate (including CMRR and churn reports)	Monthly within 30 days	Yes No

Annual Board Approved Operating Budget and Financial Projections	FYE within 30 days (or more frequently as updated)	Yes No

Board Package(s)	Within 10 days of submission to venture capital investors	Yes No
409A Valuation	Within 30 days of completion	Yes No

Financial Covenant	Required	Actual	Complies
Maintain as indicated:
Minimum Quarterly Subscription Revenue:
Quarter ending 10/31/16	$27,500,000	$	Yes No
Quarter ending 1/31/17	$31,500,000	$	Yes No
Thereafter	75% of the approved plan of the Board of Directors of Borrower	$	Yes No

Performance Pricing		Applies
Initial Rate	Prime + 0.50%	Yes No
EBITDA > $0.00 for 3 consecutive months	Prime	Yes No
EBITDA < $0.00 for 2 consecutive months	Prime + 0.50%	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

The following are new subsidiaries formed as set forth in the below schedules:

Name of Subsidiary	Jurisdiction of Organization	Material Domestic/Foreign Subsidiary?
Yes No

The following are Material Foreign Subsidiaries or Material Subsidiaries, as of the date hereof: (If none, state “None”):

Medallia, Inc.	BANK USE ONLY

By:	Received by:
Name:		AUTHORIZED SIGNER
Title:	Date:

Verified:
AUTHORIZED SIGNER

Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants and Calculations of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated: ______________

I. Minimum Liquidity (Section 6.8(a))

Required: $20,000,000

Actual:

A. Cash and Cash Equivalents held by Borrower and its Subsidiaries on a consolidated basis in Deposit Accounts or Securities Accounts maintained with Bank or its Affiliates or in Deposit Accounts or Securities Accounts subject to Control Agreements in favor of Bank, which shall not be less than $10,000,000

	$	_____
B. Availability Amount	$	_____
C. Liquidity (line A plus line B)	$	_____

Is line C equal to or greater than $20,000,000?

_____No, not in compliance                         _____Yes, in compliance

II. Minimum Quarterly Subscription Revenue (Section 6.8(b))

Required:

Quarter Ending	Minimum Subscription Revenue
October 31, 2016	$27,500,000
January 31, 2017	$31,000,000
Thereafter	75% of the approved plan of the Board of Directors of Borrower

Actual:

A. Subscription Revenue of Borrower and its Subsidiaries on a consolidated basis for the most recently ended quarter	$	_____

Is line A equal to or greater than the appropriate amount set forth above?

_____No, not in compliance                             _____Yes, in compliance

III. EBITDA (This is not a financial covenant but is used to determine pricing.)

Required:	$0.00

Actual:

A. Net Income of Borrower and its Subsidiaries on a consolidated basis for the most recently ended month	$	_____

B. To the extent included in the determination of Net Income

1 The provision for income taxes	$	_____

2 Depreciation expense	$	_____

3 Amortization expense	$	_____

4 Net Interest Expense	$	_____

5 Non-cash stock based compensation	$	_____

6 The sum of lines 1 through 5	$	_____

C.	EBITDA (line A plus line B.6)

If line C is greater than $0.00 for three consecutive months, the Applicable Rate shall be the Prime Rate.

If line C is less than $0.00 for two consecutive months, the Applicable Rate shall be the Prime Rate + 0.50%.

EXHIBIT D – LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TIME

Fax To: (650) 494-1377	Date: ____________________

LOAN PAYMENT:
MEDALLIA, INC.

From Account #		To Account #
	(Deposit Account #)		(Loan Account #)
Principal $		and/or Interest $

Authorized Signature:		Phone Number:

Print Name/Title:

LOAN ADVANCE: Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #
(Loan Account #)
Amount of Advance
$

All Borrower’s representations and warranties in the Second Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:		Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST: Complete only if all or a portion of funds from the loan advance above is to be wired. Deadline for same day processing is noon, Pacific Time
Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank	Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

Print Name/Title:

Telephone #:

EXHIBIT E

BORROWING RESOLUTIONS

[see attached]

CORPORATE BORROWING CERTIFICATE

BORROWER:	Medallia, Inc.	DATE: _______________, ____

BANK:	Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of Delaware.

3. Attached hereto are true, correct and complete copies of Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above. Such Articles/Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

Mike Kourey	Chief Financial Officer		☐

Alan Grebene	Vice President, General Counsel and Secretary		☐

Amy Pressman	President		☐

Borge Hald	Chief Executive Officer		☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Silicon Valley Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:
Name:
Title:

***

If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the Chief Financial Officer of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

By:
Name:
Title:

AMENDMENT NO. 1

TO

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 5th day of May, 2017, by and between Silicon Valley Bank (“Bank”) and Medallia, Inc., a Delaware corporation (“Borrower”) whose address is 395 Page Mill Road, Suite 100, Palo Alto, CA 94306.

RECITALS

A. Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of September 7, 2016 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to update Minimum Subscription Revenue levels for Borrower’s 2018 fiscal year.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 6.8 (Financial Covenants). Part (b) of Section 6.8 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

“(b) Minimum Subscription Revenue. As of the last day of each quarter set forth below, achieve software subscription revenue for such quarter of not less than the following amounts for Borrower and its Subsidiaries on a consolidated basis:

Quarter Ending	Minimum Subscription Revenue
April 30, 2017	$32,550,000
July 31, 2017	$33,825,000
October 31, 2017	$35,850,000
January 31, 2018	$38,475,000
Thereafter	75% of the approved plan of the Board of Directors of Borrower”

3. Limitation of Amendment.

3.1 The amendment set forth in Section 2, above, is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Bank of this Amendment by each party hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Medallia, Inc.

By:	/s/ Ashlee Kaji	By:	/s/ Alan Grebene
Name:	Ashlee Kaji	Name:	Alan Grebene
Title:	Vice President	Title:	VP & GC

AMENDMENT NO. 2

TO

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 15th day of May, 2017, by and between Silicon Valley Bank (“Bank”) and Medallia, Inc., a Delaware corporation (“Borrower”) whose address is 395 Page Mill Road, Suite 100, Palo Alto, CA 94306.

RECITALS

A. Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of September 7, 2016 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to extend the Revolving Line Maturity Date (as defined therein).

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 13.1 (Definitions). The following definition contained in Section 13.1 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

““Revolving Line Maturity Date” is September 7, 2018.”

3. Limitation of Amendment.

3.1 The amendment set forth in Section 2, above, is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Bank of this Amendment by each party hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Medallia, Inc.

By:	/s/ Laura Gentile	By:	/s/ Alan Grebene
Name:	Laura Gentile	Name:	Alan Grebene
Title:	Vice President	Title:	VP & GC

SIGNATURE PAGE

AMENDMENT NO. 2 TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 3

TO

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 22 day of February, 2018, by and between Silicon Valley Bank (“Bank”) and Medallia, Inc., a Delaware corporation (“Borrower”) whose address is 450 Concar Drive, San Mateo, CA 94402.

RECITALS

A. Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of September 7, 2016 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to make certain amendments to the agreements set forth therein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 13.1 (Definitions). The definition of “Permitted Indebtedness” in Section 13.1 of the Loan Agreement is hereby amended by (i) deleting the “and” at the end of subsection (p), (ii) designating subsection (q) as a new subsection (r) and amending and restating such subsection in its entirety to read as set forth below and (iii) adding a new subsection (q) to read as set forth below:

“(q) the Data Center Indebtedness; and

(r) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (q) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.”

2.2 Section 13.1 (Definitions). The definition of “Permitted Liens” in Section 13.1 of the Loan Agreement is hereby amended by amending and restating subsection (c) thereof to read as set forth below:

“(c) purchase money Liens (including capital leases) (i) in connection with the Data Center Indebtedness, (ii) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Million Dollars ($2,000,000) in the aggregate amount outstanding, or (iii) existing on Equipment when acquired, in the case of each of clauses (i), (ii) and (iii) hereof, if such Lien is confined to the property and improvements and the proceeds of the Equipment;”

2.3 Section 13.1 (Definitions). Section 13.1 of the Loan Agreement is hereby further amended by adding the below definition in the appropriate alphabetical order:

“Data Center Indebtedness” is Indebtedness incurred by Borrower in respect of secured purchase money financing (including capital leases) in an aggregate amount not to exceed $10,000,000 with respect to any data center located in North America, Europe and Australia;

3. Limitation of Amendment.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated other than as notified to the Bank and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Bank of this Amendment by each party hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Medallia, Inc.

By:	/s/ Charles Thor	By:	/s/ Michael Kourey
Name:	Charles Thor	Name:	Michael Kourey
Title:	Director	Title:	CFO

SIGNATURE PAGE

AMENDMENT NO. 2 TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 4

TO

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 25th day of May, 2018, by and between Silicon Valley Bank (“Bank”) and Medallia, Inc., a Delaware corporation (“Borrower”) whose address is 450 Concar Drive, San Mateo, CA 94402.

RECITALS

A. Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of September 7, 2016 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to make certain amendments to the agreements set forth therein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.2 (Letter of Credit Sublimit). Section 2.1.2(a) of the Loan Agreement is hereby amended by amending and restating subsection (i) in its entirety to read as set forth below:

“(i) Fifty Million Dollars ($50,000,000), or”

2.2 Section 2.1.3 (Term-Out). Section 2 of the Loan Agreement is hereby amended by adding a new subsection 2.1.3 to read in its entirety as set forth below:

“2.1.3 Term-Out.

(a) Notice. Provided no Default or Event of Default has occurred and is continuing and at any time prior to or on the Revolving Line Maturity Date, the Borrower may, upon five (5) days’ prior written notice to Bank (such written notice, a “Term-Out Notice”), elect from time to time at its option (each a “Term-Out Option”) to have outstanding Revolving Loans in an aggregate amount not to exceed $15,000,000 converted to non-revolving term loans (each a “Term-Out Loan” and collectively, the “Term-Out Loans”); provided, that each such exercise shall result in the permanent reduction of the Revolving Line in the amount of such Term-Out Loan and the Borrower may prepay, but may not reborrow, such Term-Out Loan.

(b) Conditions Precedent. As a condition precedent to each Term-Out Loan, the Borrower shall deliver to the Bank a certificate of the Borrower dated the effective date of the Term-Out Loan signed by an Authorized Officer, certifying that before and after giving effect to such Term-Out Loan, (A) the representations and warranties contained in Section 5 are true and correct in all material respects on and as of the effective date of the Term-Out Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date provided, that the aforementioned materiality qualifier shall not apply to the extent any representations and warranties contain a materiality qualifier within such representation and warranty and (B) that no Default or Event of Default exists, is continuing, or would result from the Term-Out Loan.

(c) Maturity. If Borrower has provided a Term-Out Notice in accordance with the requirements of Section 2.1.3(a), then such Term-Out Loan shall mature on the applicable Term-Out Loan Maturity Date and the balance of the Revolving Line shall mature on the Revolving Line Maturity Date.

(d) Principal Payments. Commencing on the first Payment Date of such Term-Out Loan and continuing on the Payment Date of each month thereafter, such Term-Out Loan shall be repaid in consecutive monthly installments, each of which shall be in an amount equal to the Term-Out Principal Payment. To the extent not previously paid, the balance of any outstanding Term-Out Loan shall be due and payable on the Term-Out Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(f) Interest Payments. With respect to each Term-Out Loan, commencing on the first Payment Date of such Term-Out Loan and continuing on the Payment Date of each month thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of such Term-Out Loan at the rate set forth in Section 2.3(a).

(g) Mandatory Prepayment Upon an Acceleration. If the Term-Out Loans are accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term-Out Loans, and (ii) all other sums, if any, that shall have become due and payable with respect to the Term-Out Loans, including interest at the Default Rate with respect to any past due amounts.”

2.3 Section 2.3 (Payment of Interest on Credit Extension). Section 2.3(a) of the Loan Agreement is hereby amended by adding a new subsection (ii) thereto to read in its entirety as set forth below:

“(ii) Term-Out Loans. Subject to Section 2.3(b), the principal amount outstanding under each Term-Out Loan shall accrue interest at a floating per annum rate equal to the Applicable Rate, which interest shall be payable monthly in accordance with Section 2.3(d) below.”

2.4 Section 2.4 (Fees). Section 2.4 of the Loan Agreement is hereby amended by amending and restating subsection (b) in its entirety to read as set forth below:

“(b) Unused Revolving Line Facility Fee. Payable quarterly in arrears on the first day of each calendar quarter occurring prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to (i) the applicable percentage set forth under the heading “Unused Revolving Line Facility Percentage” set forth on the table in the definition of “Applicable Rate” times (ii) the average unused portion of the Revolving Line, as determined by Bank. The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (A) the lesser of (x) the Revolving Line (as it may be reduced from time to time) or (y) the CMRR multiplied by the Advance Rate, and (B) the average for the period of the daily closing balance of the Revolving Line outstanding plus the aggregate amount of the outstanding Letters of Credit. For the avoidance of doubt, the Unused Revolving Line Facility Fee shall be calculated prior to the effectiveness of this Amendment using the definition of the Revolving Line prior to the effectiveness of this Amendment;”

2.5 Section 6.8 (Financial Covenants). Subsection (b) of Section 6.8 of the Loan Agreement is hereby amended and restated in its entirety to read as set forth below:

“(b) Minimum Subscription Revenue. As of the last day of each quarter set forth below, achieve software subscription revenue as reported under ASC 605 for such quarter of not less than the following amounts for Borrower and its Subsidiaries on a consolidated basis:

Quarter Ending	Minimum Subscription Revenue
April 30, 2018	$43,875,000
July 31, 2018	$44,925,000
October 31, 2018	$46,950,000
January 31, 2019	$50,025,000
Thereafter	75% of the approved plan of the Board of Directors of Borrower

2.6 Section 8.1 (Payment Default). Section 8.1 of the Loan Agreement is hereby amended and restated in its entirety to read as set forth below:

“8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date or the Term-Out Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);”

2.7 Section 12.1 (Termination Prior to Maturity Date; Survival). Section 12.1 of the Loan Agreement is hereby amended by amending and restating the second sentence thereof to read as set forth below:

“So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date and the Term-Out Loan Maturity Date by Borrower in accordance with Section 2.4(a) hereof.”

2.8 Section 13.1 (Definitions). The definition of “Applicable Rate” in Section 13.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Rate” is, as of any date of determination, the applicable percentage per annum as set forth in the following table that corresponds to (i) with respect to Advances, the Average Revolver Usage of Borrower for the most recently completed month as determined by Bank and (ii) with respect to Term-Out Loans, the original principal amount of such Term-Out Loan:

Average Revolver Usage or Term-Out Loan amount, if applicable	Applicable Rate	Unused Revolving Line Facility Percentage
< $5,000,000	Prime Rate + 0.50%	0.30%
≥ $5,000,000 (greater than or equal to)	Prime Rate	0.10%
≥ $10,000,000 (greater than or equal to)	Prime Rate - 0.50%	0.00%

For the avoidance of doubt, each Term-Out Loan shall incur interest at the Applicable Rate for the original principal amount of such Term-Out Loan until it has been paid in full.

2.9 Section 13.1 (Definitions). The definition of “Credit Extension” in Section 13.1 of the Loan Agreement is hereby amended and restated in its entirety to read as set forth below:

“Credit Extension” is any Advance, Overadvance, Term-Out Loan, Letter of Credit or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

2.10 The definition of “Data Center Indebtedness” in Section 13.1 of the Loan Agreement is hereby amended by replacing “$10,000,000” with “$25,000,000”.

2.11 The definition of “Permitted Indebtedness” in Section 13.1 of the Loan Agreement is hereby amended by amended and restating each of subsections (k), (n) and (p) in their entirety to read as set forth below:

“(k) Indebtedness incurred by Foreign Subsidiaries in an aggregate amount not to exceed One Million Dollars ($1,000,000);

(n) Indebtedness incurred by Borrower or any Subsidiary in the ordinary course of business under commercial credit card programs not to exceed Four Million Five Hundred Thousand Dollars ($4,500,000);

(p) other Indebtedness of Borrower or any of its Subsidiaries not otherwise permitted by this definition in an aggregate principal amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) at any time; and”

2.12 Section 13.1 (Definitions). The definition of “Revolving Line” in Section 13.1 of the Loan Agreement is hereby amended and restated in its entirety to read as set forth below:

“Revolving Line” is an aggregate principal amount not to exceed Fifty Million Dollars ($50,000,000) as permanently reduced by any Term-Out Loans.

2.13 Section 13.1 (Definitions). The definition of “Revolving Line Maturity Date” in Section 13.1 of the Loan Agreement is hereby amended and restated in its entirety to read as set forth below:

“Revolving Line Maturity Date” is September 7, 2020.

2.14 Section 13.1 (Definitions). Section 13.1 of the Loan Agreement is hereby amended by adding the following defined terms in their appropriate alphabetical order:

“Amendment No. 4 Effective Date” shall mean May 25, 2018.

“Average Revolver Usage” means, with respect to any period, the average for the period of the daily closing balance of the Revolving Line outstanding divided by the number of days in such period.

“Payment Date” is, commencing in the month following the month in which such Term-Out Loan was made, the first (1st) calendar day of such month.

“Term-Out Loan”: as defined in Section 2.1.3(a).

“Term-Out Loan Maturity Date”: is the date that is the earliest to occur between (i) the date that is forty-eight (48) months after such Term-Out Loan was made and (ii) September 7, 2023.

“Term-Out Notice”: as defined in Section 2.1.3(a).

“Term-Out Option”: as defined in Section 2.1.3(a).

“Term-Out Principal Payment”: an amount equal to 1/48th of the principal amount of such Term-Out Loan (or such amount as shall equal the fraction necessary to amortize the outstanding principal amount thereof in an equal number of monthly payments prior to the Term-Out Maturity Date).

2.15 Exhibit C (Compliance Certificate). The “Performance Pricing” section on Exhibit C to the Loan Agreement is hereby amended and restated to read as set forth below:

Performance Pricing		Applies
Aggregate Revolver Usage/Term-Out Loan amount < $5,000,000	Prime Rate + 0.50%	Yes No
Aggregate Revolver Usage/Term-Out Loan amount ≥ $5,000,000 (greater than or equal to)	Prime Rate	Yes No
Aggregate Revolver Usage/Term-Out Loan amount ≥ $10,000,000 (greater than or equal to)	Prime Rate - 0.50%	Yes No

3. Limitation of Amendment.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date) and except as amended by a Perfection Certificate dated as of the date hereof, and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated other than as notified to the Bank and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any material Requirement of Law, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Bank of this Amendment by each party hereto.

8. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAW. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Medallia, Inc.

By:	/s/ Charles Thor	By:	/s/ Michael Kourey
Name:	Charles Thor	Name:	Michael Kourey
Title:	Director	Title:	CFO

SIGNATURE PAGE

AMENDMENT NO. 2 TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT